UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2004

Captiva Software Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22292	77-0104275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10145 Pacific Heights Blvd., San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-1000

Not Applicable.

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On February 1, 2004, we completed the acquisition of ADP Context, Inc., an Illinois corporation (“Context”). The acquisition was effected in accordance with a stock purchase agreement dated as of February 1, 2004 by and among us, ADP Integrated Medical Solutions, a Delaware corporation (“ADP”), and ADP Claims Solutions Group, Inc. (“CSG”), pursuant to which we purchased all of the issued and outstanding capital stock of Context from ADP and paid to ADP approximately $5.2 million in immediately available cash. The sole source of the cash consideration we paid in the Acquisition was our cash and cash equivalents. There were no material relationships between us or any of our affiliates, directors or officers, on the one hand, and ADP or CSG, on the other hand, at the time of the acquisition.

The determination of the significance of the acquisition is based on our results of operations for the most recently completed fiscal year, as set forth in the financial statements to be filed on our Annual Report on Form 10-K. Based on our results for the year ended December 31, 2003, Context is not a significant subsidiary and, therefore, we will not file audited financial statements of Context in a subsequent Current Report on Form 8-K. We expect to file our Annual Report on Form 10-K for the year ended December 31, 2003 within sixty days following the date of filing of this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTIVA SOFTWARE CORPORATION

By: /s/ Rick Russo

      Rick Russo

      Chief Financial Officer

Date: February 13, 2004